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                          PLAN OF EXCHANGE OF SHARES


                                    BETWEEN


                          BERLITZ INTERNATIONAL, INC.


                                      AND


                      BENESSE HOLDINGS INTERNATIONAL, INC.


                ARTICLE I -- NAMES OF PARTICIPATING CORPORATIONS

     (1) The name of the acquiring corporation is Benesse Holdings International, Inc. ("BHI"), a Delaware corporation originally incorporated under the name Fukutake Holdings (America), Inc.

     (2) The name of the subject corporation is Berlitz International, Inc., a New York corporation ("Berlitz").


        ARTICLE II -- OUTSTANDING SHARES OF PARTICIPATING CORPORATIONS

     (1) As to BHI, the designation and number of outstanding shares of each class and series consists of 1,000 shares of common stock, par value $.01 per share, entitled to one vote per share and 1 share of Series A Redeemable Preferred Stock, par value $.01 per share, with no voting entitlement (other than as may be required by the Delaware General Corporation Law).

     (2) As to Berlitz, the designation and number of outstanding shares of each class and series consists of 9,546,536 shares of common stock, par value $.10 per share, entitled to one vote per share. The number of shares of common stock is subject to change prior to the Effective Date (as defined below) if, and to the extent that: (a) options to purchase shares of common stock issued to present and former employees and directors of Berlitz are exercised; or (b) Berlitz's 5% Convertible Exchangeable Debentures due 2011 are converted into shares of common stock by the holders thereof.


                ARTICLE III -- TERMS AND CONDITIONS OF EXCHANGE

     (1) The cash consideration to be paid by BHI in exchange for the shares of Berlitz common stock to be acquired in the Share Exchange (as defined below) shall be $16.50 per share (the "Purchase Price").

     (2) The other terms and conditions of the Share Exchange are as follows:

     A. THE SHARE EXCHANGE. (i) As of the Effective Date (as defined below), BHI shall effect a share exchange (the "Share Exchange") pursuant to which ownership of all of the outstanding shares of common stock of Berlitz not then owned by BHI (the "Shares") shall vest in BHI, whether or not the certificates representing such Shares ("Certificates") have been surrendered for exchange, and BHI shall have all such Shares registered in its name or at its direction. As of the Effective Date, shareholders whose Shares have been so acquired shall become entitled to receive the Purchase Price and all Certificates shall evidence only the right to receive the Purchase Price, or, in the case of dissenting shareholders, their appraisal rights under Section 910 and Section 623 of the New York Business Corporation Law ("NYBCL").

     (ii) The Share Exchange shall have all of the effects specified in the applicable provisions of the NYBCL.

     B. EFFECTIVE DATE. BHI will cause a certificate of exchange (the "Certificate of Exchange"), to be signed, verified and delivered to the Department of State of the State of New York (the "Department of State") as provided in the NYBCL. The Share Exchange shall become effective on the date on which the Certificate of Exchange is filed by the Department of State, and such date is referred to herein as the "Effective Date".
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     C. EXCHANGE OF CERTIFICATES. (i) Exchange Agent. BHI has entered into an agreement (the "Exchange Agent Agreement") under which Citibank, N.A. has agreed to act as exchange agent in the Share Exchange (the "Exchange Agent") for purposes of effecting the exchange of Certificates for the Purchase Price.

     (ii) Notification. At least thirty days prior to the Effective Date, BHI will mail or cause to be mailed to each holder of record of Shares (a) a copy of this Plan of Exchange, (b) a letter of transmittal with respect to the Share Exchange (the "Share Exchange Letter of Transmittal") and (c) a Notice of Share Exchange and Appraisal Rights that describes the procedures for the exercise of appraisal rights under applicable sections of the NYBCL.

     (iii) Exchange Procedures. On or immediately after the Effective Date, BHI shall cause the Exchange Agent to pay the Purchase Price to holders who surrender their Shares to the Exchange Agent in accordance with the instructions contained in the Share Exchange Letter of Transmittal and the procedures described herein, as follows:

     (a) Delivery of Shares. In order for a Berlitz shareholder to receive payment of the Purchase Price in the Share Exchange, the Exchange Agent must receive the Share Exchange Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message (as defined in the Share Exchange Letter of Transmittal) in connection with a book-entry delivery of Shares and any other documents that the Share Exchange Letter of Transmittal requires at one of its addresses set forth in the Share Exchange Letter of Transmittal and the shareholder must deliver Certificates representing Shares delivered to the Exchange Agent or the shareholder must cause his Shares to be delivered pursuant to the procedure for book-entry transfer set forth below and the Exchange Agent must receive Book-Entry Confirmation (as defined in the Share Exchange Letter of Transmittal).

     (b) Method of Delivery. The method of delivery of Certificates, the Share Exchange Letter of Transmittal and all other required documents is at the shareholder's option and sole risk, and delivery will be considered made only when the Exchange Agent actually receives the Certificates.

     (c) Book-Entry Transfer. The Exchange Agent has established an account with respect to the Shares at the Book-Entry Transfer Facility (as defined in the Share Exchange Letter of Transmittal) for purposes of the Share Exchange. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Exchange Agent must receive the Share Exchange Letter of Transmittal (or facsimile thereof), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth in the Share Exchange Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Exchange Agent.

     (d) Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution") must guarantee signatures on all letters of transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed the box labeled "Special Payment Instructions" on the Share Exchange Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 2 of the Share Exchange Letter of Transmittal.

     (e) Other Instructions and Effects. If the Certificates are registered in the name of a person other than the signer of the Share Exchange Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the Certificates delivered to the Exchange Agent must


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   be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed by an Eligible Institution as provided in the Share Exchange Letter of Transmittal and the person requesting payment shall either pay any transfer or other taxes required by reason of payment to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. If the Certificates are forwarded separately to the Exchange Agent, a properly completed and duly executed Share Exchange Letter of Transmittal (or manually signed facsimile) must accompany each delivery of Certificates.


     (f) Rights of Holders. After the Effective Date each Share shall represent only the right of its holder to receive the Purchase Price upon its surrender or, in the case of dissenting shareholders, their appraisal rights under Section 910 and Section 623 of the NYBCL. No interest shall be paid or will accrue on the Purchase Price payable to holders of Shares.


     (iv) Dissenting Shares. Any Shares outstanding immediately prior to the Effective Date as to which the holder thereof shall have validly exercised such holder's appraisal rights under Sections 623 and 910 of the NYBCL (such Shares being hereinafter referred to as "Dissenting Shares" and such holders being hereinafter referred to as "Dissenting Stockholders") shall not be converted into the Purchase Price hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's Shares under Sections 623 and 910 of the NYBCL. Each Dissenting Stockholder who becomes entitled under the NYBCL to payment for his Dissenting Shares shall receive payment therefor after the Effective Date from Berlitz (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the procedures specified in the NYBCL) and any Certificates relating to such Shares shall be cancelled.


     (v) No Further Ownership Rights in Shares. From and after the Effective Date, the holders of Certificates shall cease to have any rights with respect to the Shares represented by such Certificates, except as otherwise provided for under the terms of the Share Exchange or under applicable law. From the date of termination of the Exchange Agent Agreement, Certificates presented to BHI shall be cancelled and exchanged in accordance with the terms and conditions of the Share Exchange.


     (vi) Termination of Fund; No Liability. Upon the termination of the Exchange Agent Agreement and payment of all outstanding fees and expenses to the Exchange Agent, the Exchange Agent will be required to deliver to BHI any funds which had been made available to the Exchange Agent and which have not been disbursed to holders of Shares, and thereafter such holders shall be entitled to look to BHI and Berlitz (subject to abandoned property, escheat or other applicable laws) only as general creditors thereof with respect to the Purchase Price payable upon due surrender of their Shares, without any interest thereon. Notwithstanding the foregoing, none of BHI, Berlitz or the Exchange Agent shall be liable to any holder of any Shares for the Purchase Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


     (vii) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by BHI, the posting by such person of a bond in such reasonable amount as BHI may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, in the event of the termination of the Exchange Agent Agreement, BHI) shall pay the Purchase Price in exchange for such lost, stolen or destroyed Certificate.


     (viii) Abandonment. If, at any time prior to the filing of the certificate of exchange by the Department of State, BHI is prevented by law or legal process from effecting the Share Exchange, this Plan of Exchange may be abandoned by the board of directors of BHI. The filing of a certificate of exchange by the Department of State shall conclusively establish that this plan has not been abandoned.


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